UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Earthstone Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-0592823
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

633 17th Street, Suite 2320, Denver, Colorado	80202-3625
(Address of principal executive offices)	(Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	NYSE MKT

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☑

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.    Description of Registrant’s Securities to be Registered.

On February 4, 2009, the Board of Directors (the “Board”) of Earthstone Energy, Inc., a Delaware corporation (the “Company”), entered into a Rights Agreement (the “Rights Agreement”) with Corporate Stock Transfer, Inc., as the Rights Agent.  The Rights Agreement sets forth the terms under which the Company would issue preferred share purchase rights (the “Rights”).  The Board concurrently declared a dividend of one Right for each outstanding share of common stock, par value $0.001 per share, of the Company payable on February 17, 2009 to holders of record on that date.

On May 15, 2014, the Company entered into the First Amendment to the Rights Agreement changing the Rights Agent from Corporate Stock Transfer, Inc. to Direct Transfer LLC.

On May 15, 2014, the Company entered into the Second Amendment to the Rights Agreement.

On October 16, 2014, the Company entered into the Third Amendment to the Rights Agreement.  The primary purposes of the Third Amendment to the Rights Agreement are to:

●	Exempt from the definition of Acquiring Person (as defined in the Rights Agreement) any person who would otherwise be deemed an Acquiring Person by virtue of the execution and delivery of that certain Contribution Agreement by and among Flatonia Energy, LLC, a Delaware limited liability company, Parallel Resource Partners, LLC, a Delaware limited liability company, Sabine River Energy, LLC, a Texas limited liability company, Oak Valley Operating, LLC, a Delaware limited liability company and Oak Valley Resources, LLC, a Delaware limited liability company (“Oak Valley”), and the Company (the “Contribution Agreement”), or by virtue of the execution and delivery of the amended and restated voting agreement between Oak Valley and the stockholder identified in such voting agreement (the “Voting Agreement”), or any agreements ancillary to the Contribution Agreement or the Voting Agreement, or as a result of the approval, announcement or consummation of the transactions contemplated by the Contribution Agreement, the Voting Agreement or any such ancillary agreements;

●	Exempt from the definition of Shares Acquisition Date (as defined in the Rights Agreement) the execution and delivery of the Contribution Agreement, the Voting Agreement or any agreements ancillary thereto, the approval or announcement thereof, or the consummation of the transactions contemplated thereby; and

●	Exempt from the definition of Distribution Date (as defined in the Rights Agreement) the execution and delivery of the Contribution Agreement, the Voting Agreement or any agreements ancillary thereto, the approval or announcement thereof, or the consummation of the transactions contemplated thereby.

The remaining material terms of the Rights remain unchanged from the Rights Agreement, as previously amended, and a description of such terms is set forth in the Form 8-A filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 5, 2009, as amended by the Form 8-A/A filed by the Company with the SEC on May 16, 2014, each of which is incorporated by reference herein.

The foregoing descriptions of the Third Amendment to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Third Amendment to the Rights Agreement, which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

Item 2.    Exhibits.

Exhibit No.	Description

4.1	Third Amendment to Rights Agreement, dated October 16, 2014, between Earthstone Energy, Inc. and Direct Transfer LLC

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EARTHSTONE ENERGY, INC.
(Registrant)

Date: October 20, 2014	By:	/s/ Ray Singleton
Name: Ray Singleton
Title: President and Chief Executive Officer